CODE OF ETHICS AND CONDUCT

FROM TIM S.A.

Approved by the Board of Directors on 24 March 2021

SUMMARY **PAGE**

PREMISE

Grupo TIM Brasil is composed of TIM S.A. ("TSA" or "Company") and controlled companies, directly or indirectly.

Grupo TIM Brasil believes that ethics in conducting business is always a condition of a company's success. Thus, it guides its activities (internally and externally) in the principles contained in this code, in alignment with the principles adopted and revised by Grupo Telecom Italia, as well as in its organizational model and system of internal controls and risk management. This way, the objective of this Code is to guide and establish guidelines of conduct of the companies that make up Grupo TIM Brasil.

In 2008, TIM Participações S.A.– then the parent company of TIM S.A. – joined the United Nations Global Compact (UN). With the corporate incorporation that took place on August 31, 2020, TIM S.A. became a signatory to the aforementioned Pact, which provides guidelines for the promotion of sustainable development and citizenship, through corporate, committed and innovative leadership.

By adhering to the Ten Principles of the Global Compact, TIM has committed to supporting it, in the areas of human rights, protection of the environment, working conditions and combating corruption, making these principles part of its strategy, culture and day-to-day operations of the organization. TIM guarantees the full implementation of this institutional commitment by carrying out initiatives on environmental and social issues, with particular attention to the following subjects: a) environmental policies; B) social policies relating to child labour, forced or slave labour, all forms of exploitation of children and adolescents, occupational health and safety, freedom of association and collective bargaining, non-discrimination, disciplinary procedures, observance of working hours, and remuneration; c) relations with suppliers in the purchasing process; d) relations with customers.

1. APPLICABILITY

This Code is a duty to be observed and performed by corporate bodies, directors, employees, and the executives of all the companies under Grupo TIM Brasil, as well as by the third parties, business partners, and vendors/service providers that have commercial relationships and negotiations with the companies of Grupo TIM Brasil, and all those who act in the name of the companies of Grupo TIM Brasil, ("the Recipient"), in accordance with the internal workings of the companies of Grupo TIM Brasil.

In this way, Grupo TIM Brasil promotes and disseminates the knowledge of this code among the Recipients, making it available to all and applying to employees, administrators and executives, mandatory training for the correct understanding of the principles and values. In this way, it is the responsibility of all Recipients to know and comply with all the principles, values and guidelines contained in this Code. The leadership of the companies of Grupo TIM Brasil, in turn, should support the dissemination of the terms of this Code and the completion of the training program of its assets.

Recipients must, whenever requested, adhere, confirming in writing that they comply and will continue to comply fully with the terms of this Code.

2. OUR VALUES

2.1. ETHICS AND COMPLIANCE

The activities of the companies belonging to Grupo TIM Brasil are guided by the legislation of the countries in which it operates and by the ethical principles of universal acceptance inspired by transparency, honesty and loyalty.

In this regard, Grupo TIM Brasil - (i) is committed to comply with, and to ensure that the laws and decisions of a court in the country in which it operates are respected; (ii) reject and condemn the adoption of illegal, or otherwise inappropriate behaviour (including corruption of any kind, money-laundering and the financing of terrorism in all its forms) for the achievement of economic goals, which need to be pursued solely by means of excellence in the marketing of products and services on the basis of experience, in customer service, and innovation; and (iii) adopts the organizational solutions for the prevention of violation of the law and of the principles of transparency, integrity, honesty, and loyalty on the part of the Recipients of the Code, and, this way, monitoring compliance with, and the specific implementation of the Code.

Grupo TIM Brasil is also committed to respecting the laws and regulations in force in Brazil regarding the rights of consumers. In this sense, it seeks to spread the knowledge and culture of the protection of these rights in the activities performed by its employees, whether in direct or indirect interactions with consumers.

Through its values, Grupo TIM Brasil (i) takes care of the customer, listening to them with great attention, and with respect for the identification of their needs and experiences, which are then used as the basis of the decisions of the company; (ii) is transparent, since it establishes a clear and candid relationship with everyone, generating trust through the integrity and transparency of its actions; (iii) is committed to being responsible in all that their actions; (vi) is innovative, creating new ways of doing things; and is agile, doing more, better, and faster, in a world that is becoming more and more complex and dynamic, in order to facilitate with the day-to-day to one and all.

2.2. SERVICE EXCELLENCE

The companies of Grupo TIM Brasil aim towards the excellence of the products and services provided, which is based on attention to the client (*customer experience*), through the correct conduct of business, contractual commitments, as well as transparency, courtesy and cooperation in relations.

The companies of Grupo TIM Brasil seek the acquisition of goods and services in the best market conditions that ensure quality, safety and respect for the environment, either in the products and services offered, or respecting the autonomy and economic objectives of the parties, respecting the transparent and collaborative relationship.

2.3. HUMAN RESOURCES

The companies of Grupo TIM Brasil believe that the main success factor of any company is the contribution of its collaborators. Therefore, they guarantee safety and health in work environments, respect for physical and moral integrity, the rights and dignity of their employees, valuing diversity and repudiating any and all forms of discrimination, offence, intimidation and/or harassment, verbally or non-verbally, especially those of sexual nature or related to sexual orientation, race, ethnic or social origin, citizenship, language, religion, political opinions or any other nature. In addition, the companies of Grupo TIM Brasil repudiate any and all activity in conditions analogous to slavery, as well as child labour. No employee, including those in leadership positions, directors, and board members, is authorized to seek or approve any action contrary to this Code or Applicable Laws.

2.4. COMPETITION

The companies of Grupo TIM Brasil promote fair and just competition, fundamental for the proper functioning of the market and for the preservation of the interests of customers, including potential ones, refraining from using statements that are harmful to the image of competitors.

2.5. COMMUNITY

The companies of Grupo TIM Brasil use, responsibly, the resources aimed at Sustainable Development, respecting the environment and the rights of future generations. To this end, they focus on the choice of investments and businesses that have the objective of reducing the negative impact and/or enhance the positive impacts of these by: (i) the optimization of the energy and natural resources; (ii) the reduction of the negative environmental impacts and maximize positive ones; (iii) the promotion and dissemination of a culture that is based on a correct approach to environmental issues; and (iv) a commitment to the continuous improvement of the environmental performance and adoption of procurement policies that take into account environmental issues.

Considering the social relevance of the telecommunications service, the companies of Grupo TIM Brasil employ continuous efforts to serve the community, contributing to the economic well-being and the growth of the communities in which they operate, through the provision of efficient services and state-of-the-art technology. In addition, aiming at the development of society, the companies of Grupo TIM Brasil promote initiatives of a humanitarian, cultural, social and sports character, through actions aimed at the creation of added values, also from the ethical and civil point of view. The companies of Grupo TIM Brasil do not provide contributions, advantages or other benefits to political parties or movements and to workers trade unions, nor to their representatives or candidates.

The companies of Grupo TIM Brasil maintain a relationship of collaboration and transparency with institutions (public or private) and governmental, national and international authorities, with the aim of facilitating dialogue on topics of specific interest, always respecting reciprocal autonomy, in particular, the economic objectives and principles and values contained in this Code.

2.6. COMMUNICATION

Considering the importance of the need and correct disclosure of information to the market, the companies of Grupo TIM Brasil observe specific internal procedures for this purpose, safeguarding the confidentiality requirements required for the conduct of business and equal access to information. Grupo TIM Brasil takes care of the privacy and protection of the personal data of our customers, employees, service providers, partners and other interested parties, used in the business processes of their companies in accordance with current legislation and the guidelines of regulatory bodies.

The companies of Grupo TIM Brasil ensure equal treatment to all categories of shareholders, in accordance with the statutory restrictions and seek, within the principles and values contained in this Code, the profitability of their activities and the creation of value for their shareholders.

3. OUR BEHAVIOURS

Considering that Grupo TIM Brasil guides its activities in the legal system and in the applicable Group procedures, and repudiating any and all illicit behaviour, it is expected that the Recipients of this Code:

(I) Comply with (i) the laws and regulations applicable and in force in their respective jurisdictions, (ii) this Code and (iii) the internal procedures of Grupo TIM Brasil;

(II) Do not adopt behaviour that violates or may violate, even if in an abstract way, the precepts contained in this Code, internal regulations and/or applicable legislation, even if such behaviour is advantageous or carried out in the interest of oneself or a company of Grupo TIM Brasil;

(III) Respect judicial decisions, without prejudice to the use of procedural remedies provided for by law, when appropriate, depending on the principle of adversarial and broad defence;

(IV) Treat the information obtained and/or processed in the exercise of their functions in an ethical and confidential manner, according to internal procedures on classification and information management. The treatment of confidential information, especially in relation to sensitive information that may impact prices (*price sensitive information*), must also be guided in accordance with applicable laws and regulations and by specific internal procedures. Similarly, it is expected that confidential information obtained and/or processed in the performance of its functions will not be used improperly and/or for personal or third-party benefit;

(V) Apply and monitor the guidelines related to the privacy and protection of personal data used in the processes of the companies of Grupo TIM Brasil in order to ensure respect for the rights of data subjects, transparency and access to information, as well as compliance of the processing of personal data with the standards applicable to our operation;

(VI) Do not adopt potentially harmful behaviours towards the image of any company of Grupo TIM Brasil;

(VII) Do not seek personal interests and/or third parties to the detriment of the interests of Grupo TIM Brasil, reporting any and all conflict of interest situations, even if potential, under the terms of TIM's conflict of Interest Policy;

(VIII) Refrain from attending board of directors' meetings or committees linked to the board if faced with a Conflict of Interest situation;

(IX) Do not use the resources of the companies of Grupo TIM Brasil for purposes other than those intended, including the communication channels made available to the recipients of this Code (such as the complaints Channel and the Ethics and Compliance Channel);

(X) Value for transparency and substantial and procedural honesty in transactions with related parties, observing, consequently, the internal procedures and the applicable legislation.

(XI) Disseminate ethical, legal, honest, transparent and loyal conduct, and do not engage in acts of corruption, in accordance with TIM's Anti-Corruption Policy, in particular, do not pay, offer, promise, authorize, deliver or solicit any value or thing of value, to any government or private agent, company or corporation controlled by or owned by the government, political party, candidate for political office or to any other person, omission or decision by such person or body for the purpose of obtaining, retaining or conducting business; and

(XII) Do not enjoy and use, in the personal interest or of third parties, the name, image, and reputation of the companies of Grupo TIM Brasil and/or the Telecom Italia Group, as well as the

information acquired and the appropriate business opportunities that arise in the course of carrying out their functions.

The companies of Grupo TIM Brasil do not provide, directly or indirectly, contributions, advantages and other benefits to parties, movements, agents or political candidates and/or to trade union organizations, except in cases provided for by law.

4. INTERNAL CONTROLS AND RISK MANAGEMENT SYSTEM

All companies of Grupo TIM Brasil are equipped with an efficient and effective system of internal control and risk management, in which the correct definition of tasks and responsibilities is provided, the separation of functions with a consistent environment of operational delegations, the traceability of acts and operations, the reliability of financial information and compliance with internal laws, regulations and procedures.

The system of internal controls of Grupo TIM Brasil is articulated in three levels of control, which complement the corporate governance responsibilities of the corporate bodies.

In this sense, it is the mission of the administration, as the 1st level of control, to evaluate and mitigate the identified risks, ensuring that the objectives and goals are achieved, respecting the laws, the principles of this code and the segregation of function.

In particular, the management of the company is responsible for:

- Establishment and maintenance of effective internal controls for the preparation and disclosure of consolidated financial statements;
- Evaluation of the effectiveness of these controls at the entity level, business processes and information technology related to the preparation and disclosure of said statements, with the aim of providing reasonable assurance regarding the reliability of the process, in accordance with national and international standards in force.

The Management reports the actions and results to the Senior Management (Board of Directors, Committees and Statutory Board).

The Compliance Board, linked to the board of Directors of TIM, acts as the 2nd level of control and is responsible for conducting, annually, internal controls related to anti-corruption and, also, the certification process, in compliance with the Sarbanes-Oxley Law (SOx) of the United States of America, using risk assessment methodology, as well as the review of the effectiveness assessment carried out by the Administration, reporting the results to the statutory audit committee (CAE).

Also acting in the 2nd level of control, the *Risk Management* function, subordinated directly to the *Chief Financial Officer* (CFO) of the company, is responsible for defining the corporate risk criteria of Grupo TIM Brasil, managing tools to support the risk assessment, supporting the functions in identifying the risk profile regarding corporate guidelines, in the development of *GAP Analysis*, monitoring the implementation of risk mitigation actions.

The Internal Audit Department, linked to the Board of Directors, acting as the 3rd level of control, complements the evaluation of the effectiveness of internal controls (at the entity level, business processes and Information Technology), reporting the results to the CAE, including compliance with policies, standards and procedures to prevent or detect the possibility of errors, fraud and/or losses in the business.

5. COMPLAINT

It is the responsibility of all the Recipients of this Code, to ensure their compliance with, and shall immediately notify of any situation that's illegal and/or which could have a negative impact on the interests of the companies of Grupo TIM Brasil, including: (i) the provisions of the Code of Ethics and the Conduct of TIM S. A.; (ii) Grupo Telecom Italia's Policy of Human Rights, (iii) the Policy on Diversity and Inclusion; (iv) the internal normative procedures; (v) the Sarbanes-Oxley Law (SOx); (I) the Anti-Corruption Programme; (iv) TIM S. A.'s Policy on Management of Conflict of Interest; (b) the Policy for Protection of Competition, (ix), and other applicable laws and regulations; (x) to the Code of Consumer rights as well as in the conservation, documentation, and management of internal memory.

The communication of the report should be through the unified reporting channel, under the management of the Audit Function, which should receive, treat and monitor all reports and present them, in a management report, at the monthly meetings of the Statutory Audit Committee - CAE and the Control and Risks Committee - CCR of the Company.

If a collaborator receives a complaint from another person, they have the obligation to immediately retransmit it to the Complaint Channel, being at their discretion the form of sending, if via intranet or via internet (tim.com.br e ri.tim.com.br > Governance > Complaint Channel) or via telephone (0800 900 8007) and if in an identified or completely anonymous way, including any and all documentation to which this collaborator has had access that involves such reporting.

The complaints will be ascertained, the identity of the informant being kept secret in case of identified complaints and can only be revealed if there is a legal obligation or determination of a competent authority. This prerogative does not preclude, however, the company's decision-making in terms of Personnel Management, regarding the application of disciplinary measures and termination of the employment contract for other reasons.

It should be emphasized that no adverse consequences may affect those who, in good faith, make a complaint about possible situations of disregard for the Company's internal normative documents in force; current Legislation and this Code of Ethics.

6. DISCIPLINARY MEASURES

The policies, procedures, regulations and internal instructions are aimed at ensuring that the principles and values contained in this Code are reflected in the business behaviours of Grupo TIM Brasil and all its recipients and must be respected by all.

Any evidence of violation or non-compliance with the provisions of the internal procedures and this Code will subject those responsible to disciplinary measures and/or penalties, based on the circumstances, applicable legislation, collective agreements and contracts.

Conduct considered criminal may be referred to the competent authorities. In the case of third parties, suppliers and/or business partners, illegal conduct or that violates this code will characterize contractual violation subject to termination and legal measures.

7. ADDITIONAL GUIDANCE

In the event of any doubts about this Code, it is the responsibility of internal Recipients to seek guidance through the Ethics and Compliance Channel, available on the Corporate Intranet, before making any decision that may compromise compliance.

The Ethics and Compliance Channel is also available for suggestions for improvements to this Code and Compliance-related processes.

8. UPDATE

This Code is not subject to the internal rules of force, and any amendment must be approved by the Board of Directors of TIM S.A.


ETHICS AND COMPLIANCE
EXCELLENCE IN SERVICE
MARKET AND COMPETITION
COMMUNICATION
COMMUNITY
HUMAN RESOURCES
ENVIRONMENT HEALTH AND SAFETY
CODE OF ETHICS